Exhibit 10.1

November 16, 2018

George Kegler

11710 Serama Dr

St Louis, MO 63131

Dear George:

Further to our discussion, I would like to confirm the compensation details with respect to your potential appointment as Chief Financial Officer. As outlined, it is anticipated that a formal public announcement that Mallinckrodt is exploring the potential of spinning our Specialty Generics business as well as continuing to pursue other strategic options for the business will be made in early December. At the time of this announcement, we are likely to communicate Matt as Chief Executive Officer (designate) for SpinCo and that he will step away from his responsibilities as Chief Financial Officer at which time, we will also announce your appointment as Interim Chief Financial Officer for the Company.

In consideration of your appointment, the following compensation provisions will apply:

1.	Salary – Your salary will increase to four hundred and forty thousand dollars ($440,000.00) per annum.

2.

Annual Incentive Plan (AIP) – At the time of your appointment, your AIP target will increase to 60% of base salary. For the purpose of this interim assignment, the bonus will be calculated at 100% of target, actual payment will be calculated on a prorated basis based upon the number of days served in the role.

3.

Long Term Incentive (LTI) – You will not be eligible to participate in the company’s LTI Plan, however, for the purposes of this interim assignment you will be eligible to receive a one-time cash incentive equivalent to 100% of your annual base salary ($440,000). This payment will be made concurrent with your final severance payment.

I wish to acknowledge that we have discussed and agreed to the need for flexibility in your work location during this interim assignment. Please work directly with Mark Trudeau to agree upon your weekly schedule.

Following the conclusion of this assignment, your employment with the Company will terminate, provided your employment remains in good standing, you will be eligible to receive severance under the Mallinckrodt U.S. Executive Severance Plan or its equivalent. Benefits provided to you under this plan will be consistent with those provided to members of the Executive Committee as defined within the plan. It is understood that your termination date from the company will be no later than June 30, 2019.

In the event of a decision by the Board of Directors not to execute a Spin, the changes to your compensation specified in points 1, 2, and 3 above will not go into effect. Additionally, your employment with Mallinckrodt would terminate effective January 11, 2019. Under such termination, you will be eligible for severance consistent with the policy applicable for your now current position within the organization.

Notwithstanding any item detailed in this letter, you will continue to be eligible to receive retention benefits described in the Third Amended Retention Agreement dated November 15, 2018.

675 James S. McDonnell Blvd. • Hazelwood, MO 63042 • 314-654-2000 • mallinckrodt.com

I would like to take this opportunity thank you for your continued commitment to and support of Mallinckrodt.

Please indicate your acceptance of these terms by signing and returning to me a copy of this letter.

Kind regards,

/s/ Ian Watkins

Ian Watkins

Chief Human Resources Officer

Offer accepted:

/s/ George Kegler	November 16, 2018
Signature	Date

Disclaimer: We both recognize that your employment is at will, and that either party at its discretion may terminate this employment arrangement at any time, with or without cause. We also recognize that this offer letter is not meant to be a contract of employment.

675 James S. McDonnell Blvd. • Hazelwood, MO 63042 • 314-654-2000 • mallinckrodt.com